Exhibit 10.3

LOAN, PLEDGE AND SECURITY AGREEMENT

THIS LOAN. PLEDGE AND SECURITY AGREEMENT (as amended, modified or restated from time to time, this “Agreement”) dated as of SEPTEMBER 17, 2008 (the “Closing Date”), will serve to set forth the terms of the Credit Facility by and among (a) THERMO CREDIT, LLC, a Colorado limited liability company (together with its successors and assigns, “Lender”); and (b) UNITED ESYSTEMS, INC., a Nevada corporation (“ESystems”), NETCOM DATA SOUTHERN CORP., a Georgia corporation (“Southern”), NETCOM DATA CORP., a Georgia corporation (“Netcom”) and UNITED CHECK SERVICES, L.L.C., a Louisiana limited liability company (“Check Services” and together with ESystem, Southern and Netcom, jointly, severally and in solido, “Debtor”).
RECITALS

WHEREAS, each Debtor desires to establish their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single entity and that this Agreement reflects the establishment of a credit facility which would not otherwise be available to Debtor if they were not jointly and severally liable for payment and performance of the Indebtedness under the Loan Documents; and

WHEREAS, each Debtor has (1) determined that each will benefit specifically and materially from the Credit Facility contemplated by this Agreement, and (2) have requested and bargained for the structure, terms and obligations set forth in the Loan Documents; and

WHEREAS, each Debtor has requested that Lender extend the Credit Facility to such Debtor on the terms described in this Agreement; and

WHEREAS, Lender is willing to make the Credit Facility available to Debtor upon and subject to the provisions, terms and conditions set forth in the Loan Documents;

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.           Definitions.  As used in this Agreement, all exhibits, appendices and schedules hereto, and in any other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provisions, sections or recitals herein:

(a)           “Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

(b)           “Business Day” means any day other than a Saturday, Sunday, or any other day on which the Federal Reserve Bank of New Orleans, Louisiana, is closed.

(c)           “Capital Stock” means any and all shares of capital stock of a corporation, any and all equivalent ownership interests however designated in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

(d)           “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Louisiana; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different articles or divisions of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Louisiana, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

(e)            “Collateral” means:

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 1
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(i)  All present and future accounts, chattel paper (including electronic chattel paper), commercial tort claims, commodity accounts, commodity contracts, deposit accounts, documents, financial assets, general intangibles, health care insurance receivables, instruments, investment property, letters of credit, letter of credit rights, payment intangibles, securities, security accounts, and security entitlements now or hereafter owned, held, or acquired.

(ii)           All right, title and interest in and to all of the Capital Stock of any Debtor  or any Subsidiary of any Debtor (including, but not limited to the Capital Stock listed on Schedule 1(e)(ii) attached hereto) now or hereafter owned by any Debtor, regardless of class or designation, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, including, without limitation, any certificates representing the Capital Stock, the right to request after the occurrence and during the continuation of an Event of Default that such Capital Stock be registered in the name of Lender or any of its nominees, the right to receive any certificates representing any of the Capital Stock and the right to require that such certificates be delivered to Lender together with undated powers or assignments of investment securities with respect thereto, duly endorsed in blank by such Debtor, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and of all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing; provided that in no event shall more than SIXTY-FIVE PERCENT (65.00%) of the total outstanding equity interests of any foreign Subsidiary be required to be pledged hereunder.

(iii)           All present and hereafter acquired inventory and goods (including without limitation, all raw materials, work in process and finished goods) held, possessed, owned, held on consignment, or held for sale, lease, return or to be furnished under contracts of services, in whole or in part, wherever located.

(iv)           All equipment and fixtures of whatsoever kind and character now or hereafter possessed, held, acquired, leased or owned, together with all replacements, accessories, additions, substitutions and accessions to all of the foregoing, and all records relating in any way to the foregoing.

(v)           All books, records, data, plans, manuals, computer software, computer tapes, computer systems, computer disks, computer programs, source codes and object codes containing any information, pertaining directly or indirectly to the Collateral and all rights to retrieve data and other information pertaining directly or indirectly to the Collateral from third parties.

The term “Collateral,” as used herein, shall also include (i) any other property or assets, real or personal, tangible or intangible, now existing or hereafter acquired, of any Debtor or Pledgor that may at any time be or become subject to a security interest or lien in favor of Lender as security for the Indebtedness, and (ii) all SUPPORTING OBLIGATIONS, PRODUCTS and PROCEEDS of all of the foregoing (including without limitation, insurance payable by reason of loss or damage to the foregoing property) and any property, assets securities, guaranties or monies of any Debtor which may at any time come into the possession of Lender.

(f)           “Constituent Documents” means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

(g)            “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 2
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(h)    “Debt” means as to any Person at any time (without duplication) all items of indebtedness, obligation or liability of a Person, whether mature or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

(i)           “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.  Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

(j)           “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(k)           “Indebtedness” means (i) all indebtedness, obligations and liabilities of Debtor to Lender of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, and regardless of whether such indebtedness, obligations and liabilities may, prior to their acquisition by Lender, be or have been payable to or in favor of a third party and subsequently acquired by Lender (it being contemplated that Lender may make such acquisitions from third parties), including without limitation all indebtedness, obligations and liabilities of Debtor to Lender now existing or hereafter arising under the Note, this Agreement, the other Loan Documents or any draft, acceptance, guaranty, endorsement, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement or otherwise, (ii) all accrued but unpaid interest on any of the indebtedness described in (i) above, (iii) all obligations of Obligors to Lender under the Loan Documents, (iv) all costs and expenses incurred by Lender in connection with the collection and administration of all or any part of the indebtedness and obligations described in (i), (ii) and (iii) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys’ fees, and (v) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (i), (ii), (iii) and (iv) above.

(l)           “Loan Documents” means this Agreement, the Note, the Pledge Agreement and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the Loans.

(m)           “Loans” means all advances under the Credit Facility as established pursuant to the Loan Documents from time to time.

(n)           “Material Adverse Effect” means a material adverse effect on (i) the business, assets, property, operations, condition (financial or otherwise) or prospects, of a Debtor (individually or taken as a whole), (ii) the ability of a Debtor to pay or perform the Indebtedness, (iii) any of the rights of or benefits available to Lender under the Loan Documents, or (iv) the validity or enforceability of the Loan Documents.

(o)            “Obligors” means each Debtor, Pledgor or any other Person who (i) guaranteed or is otherwise obligated to pay or perform all or any portion of Indebtedness, or (ii) has pledged any property as Collateral for the Indebtedness.

(p)           “Permitted Encumbrances” means the following encumbrances:

(i)           liens for taxes, assessments or governmental charges or levies not yet due and payable or liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 3
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(ii)   liens in respect of property of a Person imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Debt for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ liens, statutory and common law landlord’s liens, and other similar liens arising in the ordinary course of business, and which either (1) do not in the aggregate materially detract from the value of such property or materially impair the use thereof in the operation of the business of a Person, or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such lien;

(iii)           liens created by or pursuant to the Loan Documents;

(iv)           liens in existence on the Closing Date which are listed, and the property subject thereto described, on Schedule 1(p), without giving effect to any extensions or renewals thereof;

(v)           liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default;

(vi)           liens (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by a Person, (2) incurred or deposits made in the ordinary course of business of a Person in connection with workers’ compensation, unemployment insurance and other types of social security, (3) to secure the performance by any Person of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, and (4) to secure the performance by a Person of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices;

(vii)           licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of a Person;

(viii)           liens arising from precautionary Code financing statements regarding operating leases;

(ix)           liens arising pursuant to that certain SECURITY AGREEMENT dated as of AUGUST 22, 2008, between ESytems and ROBERT SORRENTINO, an individual residing in the State of Florida (“Sorrentino”), which liens are expressly subordinate to the liens of Lender pursuant to the terms of that certain SUBORDINATION AGREEMENT dated as of even date herewith (the “Subordination Agreement”) between Lender, Sorrentino and ESystems.

(x)           liens created pursuant to or in connection with capital leases permitted pursuant to this Agreement, provided that (1) such liens only serve to secure the payment of rent or indebtedness arising under such capital leases, and (2) the liens encumbering the assets leased or purported to be leased under such capital leases do not encumber any other assets of a Person.

(q)           “Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person's heirs, administrators, personal representatives, executors, successors and assigns.

(r)           “Pledge Agreement” means that certain PLEDGE AND CONTROL AGREEMENT dated as of the Closing Date executed by Pledgor in favor of Lender relating to the Collateral described therein (as the same may be amended, modified or restated from time to time).

(s)           “Pledgor” means, jointly, severally and in solido, (i) LEON NOWALSKY, an individual residing in the State of Louisiana (“Nowalsky”), and (ii) Sorrentino.

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 4
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(t)   "Subsidiary" means any entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by a Person and/or its Subsidiaries, and (ii) which is treated as a subsidiary in accordance with GAAP.

All words and phrases used herein shall have the meaning specified in the Code except to the extent such meaning is inconsistent with this Agreement. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any accounting term used in the Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Debtor and Lender shall otherwise specifically agree in writing.  That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

2.           Credit Facility.

(a)           Joint and Several Liability.  ESystems, Netcom, Southern, Check Systems and any other Person named or identified as a Debtor under the Loan Documents from time to time hereby irrevocably and unconditionally: (i) agree that each is JOINTLY and SEVERALLY liable to Lender for the full and prompt payment and performance of the Indebtedness under the Loan Documents in accordance with the terms thereof; (ii) agree to fully and promptly perform all of their obligations hereunder and the other Loan Documents with respect to each Loan hereunder as if such Loan had been made directly to it; and (iii) agree as a primary obligation to indemnify Lender on demand for and against any loss incurred by Lender as a result of any of the Indebtedness of any Debtor being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to Lender or any person, the amount of such loss being the amount which Lender would otherwise have been entitled to recover from any one or more of ESystems, Netcom, Southern, Check Systems and any other Person named as a Debtor under the Loan Documents from time to time.  Each Debtor hereby designates ESystems as its representative and agent on its behalf for the purposes of giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of such Debtor under the Loan Documents.  ESystems hereby accepts such appointment.  Lender may regard any notice or other communication pursuant to any Loan Document from ESystems as a notice or communication from each Debtor.  Each warranty, covenant, agreement and undertaking made on behalf of any Debtor by ESystems shall be deemed for all purposes to have been made by such Debtor and shall be binding upon and enforceable against such Debtor to the same extent as it if the same had been made directly by such Debtor.

(b)           Cross-Guaranty.  Each Debtor hereby agrees that such Debtor is JOINTLY and SEVERALLY liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Indebtedness owed or hereafter owing to Lender by each Debtor.  Each Debtor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 2(b) shall not be discharged until indefeasible payment and performance, in full, of the Indebtedness has occurred, and that its obligations under this Section 2(b) shall be absolute and unconditional, irrespective of, and unaffected by:

(i)           the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Debtor is or may become a party;

(ii)           the absence of any action to enforce this Agreement, including this Section 2(b), or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 5
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(iii)   the existence, value or condition of, or failure to perfect its lien against, any security for the Indebtedness or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(iv)           the insolvency of any Obligor; or

(v)           any other action or circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Debtor shall be regarded, and shall be in the same position, as principal debtor with respect to the Indebtedness guaranteed hereunder. Notwithstanding any provision herein contained to the contrary, each Debtor’s liability under this Section 2(b), which liability is in addition to amounts for which such Debtor is liable under Section 2(a), shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the net amount of all Loans advanced to any Debtor under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Debtor; and (ii) the amount that could be claimed by Lender from any Debtor under this Section 2(b) without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, each Debtor’s right of contribution and indemnification from each other Debtor.  To the extent that any Debtor shall make a payment under this Section 2(b) of all or any of the Indebtedness (other than Loans made to such Debtor for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any Debtor, exceeds the amount that such Debtor would otherwise have paid if each Debtor had paid the aggregate Indebtedness satisfied by such Guarantor Payment in the same proportion that such Debtor’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of Debtor as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Indebtedness, such Debtor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Debtor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  As of any date of determination, the “Allocable Amount” of any Debtor shall be equal to the maximum amount of the claim that could then be recovered from such Debtor under this Section 2(b) without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.  This Section 2(b) is intended only to define the relative rights of any Debtor and nothing set forth herein is intended to or shall impair the obligations of such Debtor, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.  Nothing contained in this Section 2(b) shall limit the liability of any Debtor to pay the Loans made directly or indirectly to that such Debtor and accrued interest, fees and expenses with respect thereto for which such Debtor shall be primarily liable.  The liability of any Debtor under this Section 2(b) is in addition to and shall be cumulative with all liabilities of each Debtor to Lender under the Loan Documents to which such Debtor is a party or in respect of any Indebtedness of any other Debtor, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(c)           Credit Facility.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender hereby agrees to lend to Debtor an aggregate sum not to exceed TWO MILLION ONE HUNDRED TWENTY-EIGHT THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($2,128,500.00) or such other amount (but in any event not below the outstanding principal amount of the Loans outstanding at such time) as may be determined from time to time by Lender in its sole discretion (the “Credit Facility”), in one or more advances from time to time during the period commencing on the date hereof and continuing until: (i) the acceleration of the Indebtedness pursuant to the terms of the Loan Documents; (ii) MARCH 17, 2009; or (iii) such other date as may be established by a written instrument between Debtor and Lender from time to time.  If at any time the sum of the aggregate principal amount of Loans outstanding hereunder exceeds the Credit Facility, such amounts shall be deemed an “Overadvance.”  Debtor shall immediately repay the amount of such Overadvance plus all accrued and unpaid interest thereon upon written demand from Lender.  Notwithstanding anything

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 6
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

               contained herein to the contrary, an Overadvance shall be considered a Loan and shall bear interest at the Rate as set forth in the Note and be secured by this Agreement.

(d)           Funding.  Lender reserves the right to require not less than ONE (1) Business Day prior notice of each Loan under the Credit Facility, specifying the aggregate amount of such Loan together with any documentation relating thereto as Lender may reasonably request; in by no later than 1:00 p.m. (New Orleans, Louisiana time) on the date provided herein.  Lender at its option may accept telephonic requests for such Loan, provided that such acceptance shall not constitute a waiver of Lender's right to require delivery of a written request in connection with subsequent Loans.  Lender shall have no liability to Debtor for any loss or damage suffered by Debtor as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Debtor and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each Loan under this section shall be made available to Debtor by depositing the same, in immediately available funds, in an account of Debtor designated by Debtor or by paying the proceeds of such Loan to a third party designated by Debtor.

(e)           Use of Proceeds.  The Loans under the Credit Facility shall be used by Debtor for working capital in the ordinary course of business and in connection with the acquisition of Southern and in connection with the purchase of certain assets from NET COM DATA CORP OF N.Y., a New York corporation and AMERICAN TIMESHARE ASSOCIATES, INC., a New York corporation by Netcom.  Debtor hereby agrees to hold the proceeds of the Loans in escrow and promptly return the proceeds of the Loans in the event that the foregoing transactions shall not be consummated.

(f)           Fees.   Debtor agrees to pay to Lender:

(i)            An unused facility fee on the daily average unused amount of the Credit Facility for the period from and including the Closing Date to and including the Maturity Date, at the rate of ONE QUARTER OF ONE PERCENT (0.025%) per annum based on a 360 day year and the actual number of days elapsed. The accrued unused facility fee shall be payable in arrears on the first Business Day of each calendar quarter and on the Maturity Date (as such term is defined in the Note); and

(ii)           A monitoring fee for the period from and including the Closing Date to and including the Maturity Date, in an amount equal to ONE TWENTIETH OF ONE PERCENT (0.05%) of the Credit Facility per week (or portion thereof, each week being deemed to have commenced on a Sunday). The accrued monitoring fee shall be payable in arrears on each Payment Date and on the Maturity Date (as such terms are defined in the Note); and

(iii)           A commitment fee equal to (1) ONE HALF OF ONE PERCENT (0.50%) of the amount of the Credit Facility as of the Closing Date, and (2) ONE HALF OF ONE PERCENT (0.50%) of the amount of the Credit Facility as of the date of Debtor’s exercise of the Extension Option (as such term is defined in the Note); each such commitment fee shall be paid as compensation for the cost and expenses incurred by Lender in the establishment of the Credit Facility.  The initial commitment fee shall be due and payable on the Closing Date and shall be deemed fully earned as of the Closing Date.  In the event that Debtor shall exercise the Extension Option, a second commitment fee shall be due and payable on the date of the exercise of the Extension Option and shall be deemed fully earned as of such date.

Each commitment fee, monitoring fee, and unused facility fee shall be to compensate Lender for its costs and expenses in the structuring of the Credit Facility, monitoring the Collateral, and for the commitment of funds hereunder and (to the maximum extent permitted by applicable law) shall not be deemed interest.  In addition to the foregoing, Debtor has made an origination fee deposit equal to FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) as compensation or the cost and expenses incurred by Lender in the establishment of the Credit Facility.  Expenses and costs incurred by Lender in the due diligence, structuring and documentation of the Credit Facility, in excess of the deposit shall be due and payable on the Closing Date and payable from the proceeds of the initial Loan hereunder.  In the event that such costs and expenses shall be less than the deposit, such excess sums shall be refunded to Debtor within TWENTY (20) days of the Closing Date.

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 7
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

    3.      Note, Rate and Computation of Interest.  The Credit Facility shall be evidenced by a promissory note (together with any amendments, modifications, replacements, substitutions, restatements, renewals, extensions and increases thereof, the “Note”) duly executed by Debtor and payable to the order of Lender, in form and substance acceptable to Lender.  Interest on the Note shall accrue at the rates set forth therein.  The principal of and interest on the Note shall be due and payable in accordance with the respective terms and conditions set forth in the Note and in this Agreement.

4.           Collateral.

(a)           Grant of Security Interest.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Indebtedness, (i) each Debtor hereby pledges to and grants Lender, a security interest in, all of Debtor's right, title and interest in the Collateral, whether now owned by such Debtor or hereafter acquired and whether now existing or hereafter coming into existence and all PRODUCTS, PROCEEDS and SUPPORTING OBLIGATIONS relating thereto.  If Debtor at any time holds or acquires a commercial tort claim, Debtor shall notify Lender in writing within FIVE (5) Business Days of such occurrence with the details thereof and grant to Lender a security interest therein or lien thereon and in the proceeds thereof, in form and substance satisfactory to Lender.

(b)           Additional Documents.  To secure full and complete payment and performance of the Indebtedness, each Obligor shall execute and deliver or cause to be executed and delivered all of the Loan Documents reasonably required by Lender covering the Collateral.  Each Obligor shall execute and cause to be executed such further documents and instruments, as Lender, in its reasonable discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.  In the event any of the Loan Documents evidencing or securing the Indebtedness misrepresents or inaccurately reflects the correct terms and/or provisions of the Indebtedness, each Obligor shall upon request by Lender and in order to correct such mistake, execute such new documents or initial corrected, original documents as Lender may deem necessary to remedy said errors or mistakes.  Each Obligor shall execute such other documents as Lender shall deem reasonably necessary to correct any defects or deficiencies in the Loan Documents.  Any Obligor’s failure to execute such documents as requested shall constitute an Event of Default under this Agreement.

(c)           Setoff.  If an Event of Default shall have occurred and be continuing, Lender shall have the right to set off and apply against the Indebtedness in such manner as Lender may determine, at any time and without notice to Debtor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Debtor whether or not the Indebtedness is then due.  The rights and remedies of Lender hereunder are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

(d)           Satisfaction of Indebtedness.  Until the Indebtedness has been indefeasibly paid and fully satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted) and the commitments of Lender under the Credit Facility have been terminated, Lender shall be entitled to retain the security interests in the Collateral granted under the Loan Documents and the ability to exercise all rights and remedies available to Lender under the Loan Documents and applicable laws.

5.           Conditions Precedent.

(a)           Initial Loan.  The obligation of Lender to make the initial Loan under the Credit Facility, is subject to the condition precedent that Lender shall have received on or before the day of such Loan all of the following, each dated (unless otherwise indicated) as of the Closing Date, in form and substance satisfactory to Lender:

(i)           Resolutions.  Resolutions of the governing body of each Obligor that is not a natural Person certified by an authorized officer or representative of such Obligor which authorize the execution, delivery, and performance of the Loan Documents that such Obligor is a party to;

(ii)   Incumbency Certificate.  A certificate of incumbency certified by an authorized officer or representative of an Obligor certifying the names of the individuals or other Persons

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 8
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

authorized to sign the Loan Documents to which any Obligor that is not a natural Person is to be a party (including the certificates contemplated herein) together with specimen signatures of such Persons;

(iii)           Constituent Documents.  The Constituent Documents of each Obligor that is not a natural Person certified to Lender as being true and correct as of the date of this Agreement;

(iv)           Governmental Certificates.  Certificates of the appropriate government officials of the state of organization of each Obligor that is not a natural Person and any state such Obligor is currently doing business as to the existence, qualification and good standing of such Obligor, dated within TEN (10) days of the date of this Agreement;

(v)           Loan Documents.  The Loan Documents executed by each Obligor party thereto;

(vi)           Financing Statements.  Code financing statements covering the Collateral shall have been filed with such filing officers as Lender may request;

(vii)           Insurance Matters.  Copies of insurance certificates describing all insurance policies as may be required by Lender from time-to-time, together with loss payable and lender endorsements in favor of Lender with respect to all insurance policies covering the Collateral;

(viii)           Uniform Commercial Code Search.  The results of a Code search showing all financing statements and other documents or instruments on file against Debtor in such locations as Lender may reasonably request, such search to be as of a date no more than TEN (10) days prior the Closing Date;

(ix)           Fees and Expenses.  Evidence that the costs and expenses of Lender (including reasonable attorneys' fees) and all fees owing to Lender, shall have been paid in full by Debtor;

(x)           Opinion of Debtor’s Counsel.  The opinion of Obligor’s counsel as to (1) the existence and due organization of such Obligor (if not a natural Person) or the legal capacity of such Obligor (if a natural Person), (2) the due authorization and execution of the Loan Documents, (3) the enforceability of the Loan Documents, (4) the perfection of Lender’s security interest in the Collateral, and (5) such other matters as may be reasonably requested by Lender and its counsel;

(xi)           Other Matters.  Such other documents and agreements as may be required by Lender in its reasonable discretion.

(b)           All Loans.  The obligation of Lender to make any Loan shall be subject to the following additional conditions precedent:

(i)             Request for Loan.  Lender shall have received in accordance with this Agreement, a request for a Loan in form and content satisfactory to Lender in its reasonable discretion dated as of the date of request and executed by an authorized officer of Debtor;

(ii)             No Event of Default, Etc.  No Event of Default, event which with the passage of time and/or notice would be an Event of Default, or event which could have a Material Adverse Effect shall have occurred and be continuing, or would result from or after giving effect to such Loan;  and

(iii)             Representations and Warranties.  All of the representations and warranties contained in the Loan Documents shall be true and correct in material respects on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date.

       6.    Representations and Warranties.  Each Debtor hereby represents and warrants, and upon each request for a Loan represents and warrants to Lender as follows:

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 9
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(a)           Existence.  Debtor (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Debtor has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party.  The federal tax identification number and state organizational number for Debtor are set forth below:

Debtor	Federal Tax Identification Number	State Filing Number And Jurisdiction Of Organization
ESystems	91-2150635	NV – C23017-2001
Southern		GA
Check Systems		GA
Netcom	58-2228995	GA – K610306

(b)           Binding Obligations.  The execution, delivery and performance of the Loan Documents by each Obligor have been duly authorized by all necessary action by such Obligor, and constitute legal, valid and binding obligations of such Obligor, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

(c)           No Consent.  The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, do not (i) conflict with, result in a violation of, or constitute a default under (1) any provision of the Constituent Documents (if any) or other instrument binding upon any Obligor,  (2) any law, governmental regulation, court decree or order applicable to any Obligor, or (3) any contractual obligation, agreement, judgment, license, order or permit applicable to or binding upon any Obligor, (ii) require the consent, approval or authorization of any third party, or (iii) result in or require the creation of any lien, charge or encumbrance upon any property of any Obligor except as may be expressly contemplated in the Loan Documents.

(d)           Financial Condition.  Each financial statement of each Debtor supplied to Lender truly discloses and fairly presents such Person’s financial condition as of the date of each such statement.  There has been no material adverse change in such financial condition or results of operations of any Debtor subsequent to the date of the most recent financial statement supplied to Lender.

(e)           Operation of Business.  Debtor possesses all contracts, licenses, permits, franchises, patents, copyrights, trademarks and tradenames, or rights thereto, necessary to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and Debtor is not in violation of any valid rights of others with respect to any of the foregoing, except any violations that could not reasonably be expected to have a Material Adverse Effect.

(f)           Litigation and Judgments.  There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Debtor, threatened against or affecting any Debtor that would, if adversely determined, have a Material Adverse Effect.  There are no outstanding judgments against any Debtor.

(g)           Rights in Properties; Liens.  Debtor has good and indefeasible title to or valid leasehold interests in its properties, including the properties reflected in the financial statements provided to Lender, and none of the properties of Debtor is subject to any lien, except Permitted Encumbrances.

(h)   Disclosure.  No statement, information, report, representation, or warranty made by any Debtor in the Loan Documents or furnished to Lender in connection with the Loan Documents or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to any Debtor which could reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to Lender.

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 10
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(i)           Subsidiaries, Ventures, Etc.  Debtor has no Subsidiaries, Affiliates or joint ventures or partnerships other than those listed on Schedule 6(i) and such Schedule sets forth the jurisdiction of organization of each such Person and the percentage of Debtor’s ownership interest in such Person.  All of the outstanding equity interest of Person described in such Schedule has been validly issued, is fully paid, and is non-assessable.

(j)           Pledged Securities and Other Investment Property.  Schedule 1(e)(ii_ sets forth a complete and accurate list of the instruments, securities and other investment property owned by Debtor and the Capital Stock owned by each Debtor.  Debtor is the direct and beneficial owner of each instrument, security and other type of investment property listed on Schedule 1(e)(ii) as being owned by it, free and clear of any liens, except for the security interest granted to Lender hereunder.  Debtor further represents and warrants that (i) all such instruments, securities or other types of investment property which are shares of stock in a corporation or ownership interests in a partnership or limited liability company have been (to the extent such concepts are relevant with respect to such instrument, security or other type of investment property) duly and validly issued, are fully paid and non-assessable and (ii) with respect to any certificates delivered to Lender representing an ownership interest in a partnership or limited liability company, either such certificates are securities as defined in Article 8 of the Code of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not securities, Debtor has so informed Lender so that Lender may take steps to perfect its security interest therein as a general intangible.  Each Debtor is the direct and beneficial owner of each instrument, security and other type of investment property listed on Schedule 1(e)(ii) as being owned by such Debtor, free and clear of any liens, except for the security interest granted to Lender hereunder.  Each Debtor further represents and warrants that (i) all such instruments, securities or other types of investment property which are shares of stock in a corporation or ownership interests in a partnership or limited liability company have been (to the extent such concepts are relevant with respect to such instrument, security or other type of investment property) duly and validly issued, are fully paid and non-assessable and (ii) with respect to any certificates delivered to Lender representing an ownership interest in a partnership or limited liability company, either such certificates are securities as defined in Article 8 of the Code of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not securities, each Debtor has so informed Lender so that Lender may take steps to perfect its security interest therein as a general intangible.

(k)           Agreements.  Debtor is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which could reasonably be expected to have a Material Adverse Effect.  Debtor is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business.

(l)           Compliance with Laws.  Debtor is not in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, the violation of which could reasonably be expected to have a Material Adverse Effect.

(m)           Taxes; Governmental Charges.  Each Obligor has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

(n)           Location.  Debtor’s chief executive office and the office where the records concerning the Collateral are kept are at its address set forth on the signature page hereof.

(o)   Security Interest.  This Agreement creates a valid and continuing security interest in the Collateral of each Debtor, to the extent a security interest therein can be created under the Code, securing the payment and performance of the Indebtedness. All filings and other actions necessary or desirable under the Code to perfect and protect such security interest in Collateral existing as of the date hereof will have been duly taken upon (i) the timely and proper filing of financing statements listing each applicable Debtor, as a debtor, and Lender, as secured party, in the jurisdictions listed next to such Debtor’s name in Section 6(a), (ii) delivery of all instruments, chattel paper and certificated securities (together with all

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 11
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

necessary allonges or other instruments to transfer such Collateral to Lender), (iii) sufficient identification of commercial tort claims in this Agreement, (iv) execution of a control agreement establishing the Agent’s “control” (within the meaning of the Code) with respect to any deposit account or other Collateral requiring “control” under the Code and (v) the filings and actions identified above.  Upon the making of such filings and the taking of the actions identified above, Lender shall have a first priority perfected security interest (subject only to Permitted Encumbrances) in the Collateral of each Debtor to the extent such security interest can be perfected by the filing of a financing statement or the taking of action identified above. All action requested by Lender of any Debtor to protect and perfect such security interest on each item of Collateral has been duly taken.

7.           Covenants.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid or performed, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants as follows:

(a)           Compliance with Laws.  Debtor will conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all applicable statutes, rules, regulations or ordinances imposed by any Governmental Authority upon Debtor and its businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances) where the failure to perform or comply could have a Material Adverse Effect on the business, operations or properties of Debtor.

(b)           Payment of Obligations.  Debtor will pay its obligations, including tax liabilities, that, if not paid, could become a lien on any of its property, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) Debtor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

(c)           Maintenance and Conduct of Business.  Debtor will (i) keep, maintain and preserve all property (tangible and intangible) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, agreements and franchises material to the conduct of its business, and (iii) engage in an efficient and economical manner in a business of the same general type and within Debtor's powers under Constituent Documents.

(d)           Books and Records; Inspection Rights.  Debtor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Debtor will permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(e)           Insurance.  Debtor will maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker’s compensation, business interruption and other insurance deemed reasonably necessary.  Debtor will, at its own expense, maintain insurance with respect to all Collateral in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to Lender.  Each policy of insurance maintained by Debtor shall (i) name Debtor and Lender as insured parties thereunder (without any representation or warranty by or obligation upon Lender) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to Lender notwithstanding any action, inaction or breach of representation or warranty by Debtor, (iii) provide that there shall be no recourse against Lender for payment of premiums or other amounts with respect thereto, and (iv) provide that prior written notice of cancellation or of lapse shall be given to Lender by the insurer in accordance with the insurer’s commercial practices as adopted from time to time.  Debtor will deliver to Lender original or duplicate policies of such insurance.  Debtor will also, at the request of Lender, duly execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment. All insurance payments in respect of loss of or damage to any Collateral shall be paid to Lender and applied by Lender in accordance with the Loan Documents, provided, however, that so long as no Event of Default or event which with notice and/or the

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 12
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

passage of time would be an Event of Default exists, Debtor may use such insurance payments for the repair or replacement of such lost or damaged property.

(f)           Compliance with Laws.  Debtor will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(g)           Compliance with Agreements.  Debtor will comply, in all material respects with all material agreements, contracts and instruments binding on it or affecting its properties or business.

(h)           Additional Subsidiaries.  If any Subsidiary of Debtor is formed or acquired after the Closing Date, Debtor will notify Lender thereof and (i) Debtor will (if requested by Lender) cause such Subsidiary to become a Debtor within FIVE (5) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect liens on such Subsidiary's assets to secure the Indebtedness as Lender shall reasonably request, and (ii)  cause the equity interests in such Subsidiary to be pledged to Lender within FIVE (5) Business Days after such Subsidiary is formed or acquired.

(i)           Instruments, Securities, Chattel Paper, and Documents.  Debtor will upon written request from Lender (i) deliver to Lender the originals of all chattel paper, securities, warrants documents and instruments constituting Collateral, and (ii)  hold in trust for Lender upon receipt and thereafter deliver to Lender any chattel paper, securities warrants, documents, and instruments constituting Collateral upon written request.  Prior to any written request for the delivery of such chattel paper, securities, warrants documents and instruments constituting Collateral, Debtor shall cause such chattel paper, securities, warrants documents and instruments constituting Collateral to be marked with the following legend:  THIS INSTRUMENT AND ALL RIGHTS HEREUNDER HAVE BEEN PLEDGED TO THERMO CREDIT, LLC UNDER A LOAN AND SECURITY AGREEMENT DATED AS OF SEPTEMBER 00, 2008 (AS THE SAME MAY BE AMENDED, MODIFIED OR RESTATED FROM TIME TO TIME).

(j)           Uncertificated Securities and Certain Other Investment Property.  Each Debtor will permit Lender from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of investment property not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of investment property not represented by certificates and all rollovers and replacements therefor to reflect the lien of Lender granted pursuant to this Agreement.  Each Debtor will, upon written request, take any actions necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are securities and (ii) any financial intermediary which is the holder of any investment property, to cause Lender to have and retain control over such securities or other investment property.  Without limiting the foregoing, each Debtor will, with respect to investment property held with a financial intermediary that is Collateral, cause such financial intermediary to enter into a control agreement with Lender in form and substance satisfactory to Lender.

(k)           Stock and Other Ownership Interests.

(i)           Registration of Pledged Securities and other Investment Property.  Each Debtor will permit any registerable Collateral held in the name of such Debtor to be registered in the name of Lender or its nominee at any time during the occurrence and continuation of an Event of Default.

(ii)           Exercise of Rights in Pledged Securities and other Investment Property.  Each Debtor will permit Lender or its nominee at any time after the occurrence of an Event of Default, without notice, to exercise all voting and corporate rights relating to the Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any corporate securities or other ownership interests or investment property in or of a corporation, partnership, joint venture or limited liability company constituting Collateral and the rights relating to any Capital Stock pledged as Collateral as if it were the absolute owner thereof.

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 13
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(iii)           Issuance of Securities.  Not Debtor shall permit any limited partnership interests or ownership interests in a limited liability company which are included within the Collateral to at any time constitute a security or consent to the issuer of any such interests taking any action to have such interests treated as a security unless (i) all certificates or other documents constituting such security have been delivered to Lender and such security is properly defined as such under Article 8 of the Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, or (ii) Lender has entered into a control agreement with the issuer of such Security or with a securities intermediary relating to such security and such security is defined as such under Article 8 of the Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise.

(l)           Deposit Accounts.  Debtor will (i)  notify each bank or other financial institution in which it maintains a deposit account or other deposit (general or special, time or demand, provisional or final) of the security interest granted to Lender hereunder and cause each such bank or other financial institution to acknowledge such notification in writing. and (ii) deliver to each such bank or other financial institution a letter, in form and substance acceptable to Lender, transferring dominion and control over each such account to Lender.

(m)           Letters-of-Credit Rights.  If Debtor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Debtor, Debtor shall promptly notify Lender thereof in writing and, at Lender’s request, Debtor shall, pursuant to an agreement in form and substance satisfactory to Lender, either (i) arrange for the issuer or any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit or (b) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement.

(n)           Notice of Indebtedness.  Debtor will promptly inform Lender of the creation, incurrence or assumption by Debtor of any actual or contingent liabilities not permitted under this Agreement.

(o)           Notices of Material Events.  Debtor will furnish to Lender prompt written notice of the following:

(i)           the occurrence of any Event of Default;

(ii)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Debtor, its Subsidiaries or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii)           any and all material adverse changes in any Debtor’s financial condition and all claims made against any Debtor that could materially affect the financial condition of such Debtor.

Each notice delivered under this Section shall be accompanied by a statement of an executive officer of ESystems setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(p)           Ownership and Liens.  Each Debtor will maintain good and indefeasible title to the Collateral owned by such Debtor free and clear of all liens, security interests, encumbrances or adverse claims, except for Permitted Encumbrances.  Each Debtor will cause any financing statement or other security instrument with respect to the Collateral owned by such Debtor to be terminated, except for Permitted Encumbrances.  Each Debtor will defend at its expense Lender’s right, title and security interest in and to the Collateral owned by such Debtor against the claims of any third party.

(q)   Waivers and Consents Relating to Real Property Interests.  Upon the request of Lender, Debtor shall cause each mortgagee of real property owned by Debtor and each landlord of real property leased by Debtor to execute and deliver agreements satisfactory in form and substance to Lender by which such mortgagee or landlord (i) waives or subordinates any rights it may have in the Collateral, or (ii) consents to the mortgage or other encumbrance of Debtor’s interest in such real property.

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 14
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(r)           Indebtedness.  Debtor will not create, incur, assume or permit to exist any Debt except for the following (“Permitted Indebtedness”):

(i)           The Indebtedness created hereunder;

(ii)           Other Debt existing on the date hereof and set forth in Schedule 7(r).

(s)           Loans.  Debtor will not make loans or guarantee any obligation of any other Person or entity other (i) than loans or advances to employees of Debtor not to exceed FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) in the aggregate outstanding at any time, including such loans and advances outstanding on the Closing Date,  and (ii) accounts receivable for sales of inventory and other products and services provided by Debtor to its respective customers in the ordinary course of business of Debtor.

(t)           Transactions With Affiliates.  Debtor will not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Debtor, except for transactions among the entities comprising Debtor and except in the ordinary course of and pursuant to the reasonable requirements of Debtor’s business (upon prior written notice to Lender) and upon fair and reasonable terms no less favorable to Debtor than would be obtained in a comparable arm’s-length transaction with a Person or entity not an Affiliate of Debtor.

(u)           Dividends or Distribution.  With respect to any period for which Debtor was or is (i) a “subchapter S” corporation for federal income tax purposes, (ii) treated as a partnership for federal income tax purposes and/or (iii) an entity that is disregarded for federal income tax purposes, Debtor may pay dividends or make distributions to the holder or holders of its equity interests in an aggregate amount equal to the aggregate liability (reduced by any tax refunds received by such equity holders in prior periods) of the holder or holders of equity interests in Debtor for federal, state and local income taxes solely attributable to such Persons equity ownership interests in Debtor, which liability will be calculated based upon the maximum federal, state and local tax for an individual resident in New Orleans, Louisiana applied to the taxable income of Debtor; provided, that Debtor may only make payments pursuant to this Section within THIRTY (30) days prior to the date any such taxes are due and payable.

(v)           Transfer or Encumbrance.  No Debtor will (i) sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral owned by such Debtor, (ii) grant a lien or security interest in or execute, file or record any financing statement or other security instrument with respect to the Collateral owned by such Debtor other than the Permitted Encumbrances, or (iii) deliver actual or constructive possession of any of the Collateral or its property to any party other than Lender, except for (1) transfers previously disclosed to Lender, (2) the sale or lease of inventory in the ordinary course of business, (3) transfers of property from one Debtor to another Debtor (provided, however, that any such transfer does not effect the validity or priority of Lender’s lien on such Collateral), or (4) the sale or other disposal of any item of equipment which is worn out or obsolete.

(w)           Impairment of Security Interest.  No Obligor will take any action that would in any manner impair the enforceability of Lender’s security interest in any Collateral.

(x)           Compromise of Collateral.   Debtor will not adjust, settle, compromise, amend or modify any Collateral, except an adjustment, settlement, compromise, amendment or modification in good faith and in the ordinary course of business; provided, however, this exception shall terminate following written notice from Lender upon the occurrence and during the continuation of an Event of Default.  Debtor shall provide to Lender such information concerning (i) any adjustment, settlement, compromise, amendment or modification of any Collateral, and (ii) any claim asserted by any account debtor for credit, allowance, adjustment, dispute, setoff or counterclaim, as Lender may reasonably request from time to time.

(y)           Financing Statement Filings.  Debtor will not cause or permit any change (i) in the location of any Collateral, (ii) in the location of any records concerning any Collateral, (iii) Debtor’s legal name, or (iv) the state of Debtor’s organization to a jurisdiction other than as represented herein unless

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 15
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

Debtor shall have notified Lender in writing of such change at least THIRTY (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of further perfecting or protecting the security interest in favor of Lender in the Collateral.

8.           Reporting Requirements.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid and satisfied, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants that it will furnish or cause to be furnished the following:

(a)           Interim Financial Statements.  As soon as available, and in any event within THIRTY (30) days after the end of each calendar month, financial statements to include a balance sheet, income statement and cash flow statement of each Debtor , as of the end of such calendar month all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by an appropriate officer of Debtor (i) as being true and correct in all material aspects to the best of such officer’s knowledge (subject to year end adjustments), and (ii) as having been prepared in accordance with GAAP.

(b)           Annual Financial Statements and Tax Returns.  As soon as available and in any event (i) within NINETY (90) days after the end of each fiscal year, a financial statement to include a balance sheet, income statement and cash flow statement of each Debtor, as of the end of such fiscal year, reviewed by independent certified public accountants of recognized standing satisfactory to the Lender, and (ii) within THIRTY (30) days of filing, annual income tax returns for Debtor.

(c)           Compliance Certificate.  Concurrently with the delivery of each of the financial statements of Debtor referred to in Sections 8 (a) and (b), a certificate of an officer of Debtor stating that to such officer's knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto.

(d)           Notice of Default and Events of Default.  As soon as possible and in any event within FIVE (5) Business Days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by ESystems with respect thereto.

(e)           General Information.  Debtor shall promptly deliver such other information concerning Debtor or any Obligor as Lender may request.

9.           Rights of Lender.  Lender shall have the rights contained in this Section at all times that this Agreement is effective.

(a)           Financing Statements.  Each Obligor hereby authorizes Lender to file, without the signature of such Debtor, one or more financing or continuation statements, and amendments thereto, relating to the Collateral.  Debtor hereby irrevocably authorizes Lender at any time and from time to time to file in any Code jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (1) as all assets of Debtor or words of similar effect; regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (2) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment.

(b)           Power of Attorney.  Each Debtor hereby irrevocably appoints Lender as such Debtor’s attorney-in-fact, such power of attorney being coupled with an interest, with full authority in the place and stead of such Debtor and in the name of such Debtor or otherwise, from time to time following the occurrence and during the continuation of an Event of Default in Lender’s reasonable discretion, to take any action and to execute any instrument which Lender may deem necessary or appropriate to accomplish the purposes of this Agreement.

(c)           Performance by Lender.  If any Obligor fails to perform any agreement or obligation provided for in any Loan Document, Lender may itself perform, or cause performance of, such agreement

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 16
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

or obligation, and the expenses of Lender incurred in connection therewith shall be a part of the Indebtedness, secured by the Collateral and payable by Debtor on demand.

(d)           Debtor’s Receipt of Proceeds.  Upon the occurrence and during the continuation of an Event of Default, all amounts and proceeds (including instruments and writings) received by any Debtor in respect of the Collateral shall be received in trust for the benefit of Lender hereunder and, upon the written request of Lender, shall be segregated from other property of such Debtor and shall be forthwith delivered to Lender in the same form as so received (with any necessary endorsement) and applied to the Indebtedness in accordance with the Loan Documents.

(e)           Notification of Account Debtors.  Lender may at its reasonable discretion, from time to time, during the continuation of an Event of Default notify any or all obligors under any accounts or general intangibles  of Lender’s security interest in such accounts or general intangibles and direct such obligors to make payment of all amounts due or to become due to Debtor thereunder directly to Lender,.  Lender shall have the right, at the expense of Debtor, to enforce collection of any such accounts or general intangibles and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Debtor.

10.           Events of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)           Payment Default.  The failure, refusal or neglect of Debtor to pay when due any part of the principal of, or interest on the Indebtedness owing to Lender by Debtor from time to time and such failure, refusal or neglect shall continue unremedied for a period of TEN (10) days from the date such payment is due.

(b)           Performance or Warranty Default.  The failure of any Obligor to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents, other than with respect to a payment default as set forth in Section 10(a), which is not cured within FIVE (5) Business Days following written notice from Lender to such Obligor; provided, that (i) if such default cannot be cured within FIVE (5) Business Days, (ii) such Obligor has, within such period, taken such actions as deemed reasonably necessary and appropriate by Lender to cure such default, and (iii) such Obligor shall continue to diligently pursue such actions, such cure period shall be extended for a period of THIRTY (30) days.

(c)           Representations.  Any representation contained herein or in any of the other Loan Documents made by an Obligor is false or misleading in any material respect.

(d)           Default Under Other Indebtedness.  The occurrence of any event which results in the acceleration of the maturity of any indebtedness for borrowed money in an aggregate principal amount in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) owing by any Debtor to any third party under any agreement or understanding.

(e)           Insolvency.  If any Obligor (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of its assets, either in a proceeding brought by it or in a proceeding brought against it and such appointment is not discharged or such possession is not terminated within SIXTY (60) days after the effective date thereof or it consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, Bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against it under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within SIXTY (60) days after the filing thereof, or an order for relief naming it is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by it; or (v) fails to have discharged

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 17
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

within a period of SIXTY (60) days any attachment, sequestration or similar writ levied upon any property of it.

(f)           Judgment.  The entry of any judgment against any Obligor or the issuance or entry of any attachments or other liens against any of the property of such Obligor for an amount in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (individually or in the aggregate) if uninsured, undischarged, unbonded or undismissed on the date on which such judgment could be executed upon.

(g)           Action Against Collateral.  The Collateral or any portion thereof is taken on execution or other process of law in any action.

(h)           Action of Lien Holder.  The holder of any lien or security interest on any of the Collateral (without hereby implying the consent of Lender to the existence or creation of any such lien or security interest on the Collateral), declares a default thereunder or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

(i)           Material Adverse Effect.  Any event shall have occurred or is continuing which shall have had a Material Adverse Effect.

(j)           Loan Documents.  The Loan Documents shall at any time after their execution and delivery and for any reason cease (i) to create a valid and perfected first priority security interest (subject to Permitted Encumbrances) in and to the property purported to be subject to the Loan Documents; or (ii) to be in full force and effect or shall be declared null and void, or the validity of enforceability hereof shall be contested by any Obligor or any other Person party thereto, or any Obligor shall deny it has any further liability or obligation under this Agreement or the other Loan Documents.

Nothing contained in this Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.

11.           Remedies and Related Rights.  If an Event of Default shall have occurred, and without limiting any other rights and remedies provided herein, under any of the Loan Documents or otherwise available to Lender, Lender may exercise one or more of the rights and remedies provided in this Section.

(a)           Remedies.  Upon the occurrence of any one or more of the foregoing Events of Default, (i) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by Debtor at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Debtor, and (ii) Lender may, at its option, cease further advances under the Note and this Agreement; provided, however, concurrently and automatically with the occurrence of an Event of Default under Subsection 10(e) further advances under the Loan Documents shall automatically cease, the Indebtedness at such time shall, without any action by Lender, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by Debtor.  All rights and remedies of Lender set forth in this Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default, and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

(b)           Other Remedies.  Lender may from time to time at its discretion, without limitation and without notice except as expressly provided in any of the Loan Documents:

(i)    Exercise in respect of the Collateral all the rights and remedies of a secured party under the Code (whether or not the Code applies to the affected Collateral);

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 18
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(ii)           Require Debtor to, and Debtor hereby agrees that it will at its expense and upon request of Lender, assemble the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties;

(iii)           Reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest granted hereunder by any available judicial procedure;

(iv)           Sell or otherwise dispose of, at its office, on the premises of Debtor or elsewhere, the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale or other disposition of any part of the Collateral shall not exhaust Lender’s power of sale, but sales or other dispositions may be made from time to time until all of the Collateral has been sold or disposed of or until the Indebtedness has been paid and performed in full), and at any such sale or other disposition it shall not be necessary to exhibit any of the Collateral;

(v)           Buy the Collateral, or any portion thereof, at any public sale;

(vi)           Buy the Collateral, or any portion thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations;

(vii)           Apply for the appointment of a receiver for the Collateral, and Debtor hereby consents to any such appointment; and

(viii)            At its option, retain the Collateral in satisfaction of the Indebtedness whenever the circumstances are such that Lender is entitled to do so under the Code or otherwise.

Each Debtor agrees that in the event such is entitled to receive any notice under the Code, as it exists in the state governing any such notice, of the sale or other disposition of any Collateral, reasonable notice shall be deemed given when such notice is deposited in a depository receptacle under the care and custody of the United States Postal Service, postage prepaid, at such Debtor’s address set forth on the signature page hereof, TEN (10) days prior to the date of any public sale, or after which a private sale, of any of such Collateral is to be held.  Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c)           Disposition of Collateral Stock by Lender.  None of the Collateral Stock existing as of the Closing Date of this Agreement is, and none of the Collateral Stock hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default has occurred and is continuing may be restricted to one or more private (instead of public) sales in view of the lack of such registration; provided that no Debtor shall ever be required to cause the registration of any Collateral Stock under any securities laws. Each Debtor understands that in connection with such disposition, Lender may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Collateral Stock than if the Collateral Stock were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Debtor, therefore, agrees that: (i) if Lender shall, pursuant to the terms of this Agreement, upon the occurrence and during the continuation of an Event of Default sell or cause the Collateral Stock or any portion thereof to be sold at a private sale, Lender shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (ii) such reliance shall be conclusive evidence that Lender has handled the disposition in a commercially reasonable manner.

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 19
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(d)   Voting Rights.

(i)           Upon the occurrence and during the continuation of an Event of Default and upon notice to each Debtor pursuant this Agreement, (i) Lender may, at its option, and in addition to all rights and remedies available to Lender under any other agreement, at law, in equity, or otherwise, exercise all voting rights, and all other ownership or consensual rights in respect of the Collateral Stock owned by such Debtor, but under no circumstances is Lender obligated by the terms of this Agreement to exercise such rights, and (ii) if Lender duly exercises its right to vote any of such Collateral Stock, each Debtor hereby appoints Lender, such Debtor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Collateral Stock in any manner Lender deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be.  The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable.

(ii)           For so long as any Debtor shall have the right to vote the Collateral Stock owned by it, such Debtor covenants and agrees that it will not, without the prior written consent of Lender, vote or take any consensual action with respect to such Collateral Stock which would adversely affect the rights of Lender, or the value of the Collateral Stock or that would be inconsistent with or result in any violation of any provision of the Loan Documents.

(e)           Remedies Cumulative.  Each right, power, and remedy of Lender as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Lender, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights, powers, or remedies.

(f)           Marshaling.  Lender shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Indebtedness or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Debtor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Indebtedness or under which any of the Indebtedness is outstanding or by which any of the Indebtedness is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Debtor hereby irrevocably waives the benefits of all such laws.

(g)           Application of Proceeds.  If any Event of Default shall have occurred, Lender may at its discretion apply or use any cash held by Lender as Collateral, and any cash proceeds received by Lender in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows in such order and manner as Lender may elect:

(i)           to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with (1) the administration of the Loan Documents, (2) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (3) the exercise or enforcement of any of the rights and remedies of Lender hereunder;

(ii)           to the payment or other satisfaction of any liens and other encumbrances upon the Collateral;

(iii)           to the satisfaction of the Indebtedness;

(iv)           by holding such cash and proceeds as Collateral;

(v)    to the payment of any other amounts required by applicable law; and

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 20
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

(vi)           by delivery to Debtor or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

(h)           License.  Lender is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, Debtor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of an Event of Default, Debtor's rights under all licenses and all franchise agreements shall inure to Lender’s benefit.  In addition, Debtor hereby irrevocably agrees that Lender may, following the occurrence and during the continuance of an Event of Default, sell any of Debtor's inventory directly to any Person, including without limitation Persons who have previously purchased Debtor's inventory from Debtor and in connection with any such sale or other enforcement of Lender’s rights under this Agreement, may sell inventory which bears any trademark owned by or licensed to Debtor and any inventory that is covered by any copyright owned by or licensed to Debtor and Lender may finish any work in process and affix any trademark owned by or licensed to Debtor and sell such inventory as provided herein.

(i)           Deficiency.  In the event that the proceeds of any sale of, collection from, or other realization upon, all or any part of the Collateral by Lender are insufficient to pay all amounts to which Lender is legally entitled, each Debtor (unless otherwise provided) shall be liable for the deficiency, together with interest thereon as provided in the Loan Documents.

(j)           Non-Judicial Remedies.  In granting to Lender the power to enforce its rights hereunder without prior judicial process or judicial hearing, Debtor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Lender to enforce its rights by judicial process.  Debtor recognizes and concedes that non-judicial remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.  Nothing herein is intended to prevent Lender or Debtor from resorting to judicial process at either party’s option.  Each Debtor hereby acknowledges that the Indebtedness arose out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing, Lender shall have the right to an immediate writ of possession without notice of a hearing.  Lender shall have the right to the appointment of a receiver for the properties and assets of each Debtor, and each Debtor hereby consents to such rights and such appointment and hereby waives any objection such Debtor may have thereto or the right to have a bond or other security posted by Lender.

(k)           Other Recourse.  Each Obligor waives any right to require Lender to proceed against any third party, exhaust any Collateral or other security for the Indebtedness, or to have any third party joined with Debtor in any suit arising out of the Indebtedness or any of the Loan Documents, or pursue any other remedy available to Lender.  Each Obligor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension of the Indebtedness.  Each Obligor further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party.  Until all of the Indebtedness shall have been paid in full, no Obligor shall have any right of subrogation and each Obligor waives the right to enforce any remedy which Lender has or may hereafter have against any third party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Lender.  Each Obligor authorizes Lender, and without notice or demand and without any reservation of rights against such Obligor and without affecting such Obligor’s liability hereunder or on the Indebtedness to (i) take or hold any other property of any type from any third party as security for the Indebtedness, and exchange, enforce, waive and release any or all of such other property, (ii) apply such other property and direct the order or manner of sale thereof as Lender may in its discretion determine, (iii) renew, extend, accelerate, modify, compromise, settle or release any of the Indebtedness or other security for the Indebtedness, (iv) waive, enforce or modify any of the provisions of any of the Loan Documents executed by any third party, and (v) release or substitute any third party.

(l)   No Waiver; Cumulative Remedies.  No failure on the part of Lender to exercise, no delay in exercising and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 21
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

(m)           Equitable Relief.  Debtor recognizes that in the event Debtor fails to pay, perform, observe, or discharge any or all of the Indebtedness, any remedy at law may prove to be inadequate relief to Lender.  Debtor therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.           Indemnity.  Debtor hereby indemnifies and agrees to hold harmless Lender, and its officers, directors, employees, agents and representatives (each an “Indemnified Person”) from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (collectively, the “Claims”) which may be imposed on, incurred by, or asserted against, any Indemnified Person arising in connection with the Loan Documents, the Indebtedness or the Collateral (including without limitation, the enforcement of the Loan Documents and the defense of any Indemnified Person’s actions and/or inactions in connection with the Loan Documents).  WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO ANY CLAIMS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH AND/OR ANY OTHER INDEMNIFIED PERSON, EXCEPT TO THE LIMITED EXTENT THE CLAIMS AGAINST AN INDEMNIFIED PERSON ARE PROXIMATELY CAUSED BY SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  If Debtor or any third party ever alleges such gross negligence or willful misconduct by any Indemnified Person, the indemnification provided for in this Section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as (a) a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct, or (b) Lender expressly agrees in writing with Debtor that such Claim is proximately caused by such Indemnified Person’s gross negligence or willful misconduct.  The indemnification provided for in this Section shall survive the termination of this Agreement and shall extend and continue to benefit each individual or entity that is or has at any time been an Indemnified Person hereunder.

13.           Limitation of Liability and Releases.  Neither Lender nor any affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and each Debtor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such Debtor in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Each Debtor hereby waives, releases, and agrees not to sue Lender or any of Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

14.           No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Obligor or any of any Obligor’s equity holders or any other Person.  Documents in connection with the transactions contemplated hereunder have been prepared by GARDERE WYNNE SEWELL LLP (“Lender’s Counsel”).  Each Obligor acknowledges and understands that Lender’s Counsel is acting solely as counsel to Lender in connection with the transaction contemplated herein, is not representing any Obligor in connection therewith, and has not, in any manner, undertaken to assist or render legal advice to any Obligor with respect to this transaction.  Each Obligor has been advised to seek other legal counsel to represent each of their interests in connection with the transactions contemplated herein.

15.           Lender Not Fiduciary.  The relationship between Obligors and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with any Obligor, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Obligor and Lender to be other than that of debtor and creditor.

16.   Waiver and Agreement.  Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 22
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any provision in this Agreement or in any of the other Loan Documents and no departure by any Obligor therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing.  No modification or amendment to this Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

17.           Benefits.  This Agreement shall be binding upon and inure to the benefit of Lender and Obligors, and their respective successors and assigns, provided, however, that no Obligor may, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Agreement or any of the other Loan Documents.

18.           Notices.  All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (a) personal delivery, (b) expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the time of the expedited delivery and in the manner provided herein, or in the case of mail, upon the third day after deposit in a depository receptacle under the care and custody of the United States Postal Service.  Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address.

19.           Construction; Venue; Service of Process.  The Loan Documents have been executed and delivered in the State of Louisiana, shall be governed by and construed in accordance with the laws of the State of Louisiana, and shall be performable by the parties hereto in the county in Louisiana where Lender’s address set forth on the signature page hereof is located (the “Venue Site”).  Any action or proceeding against any Obligor under or in connection with any of the Loan Documents may be brought in any state or federal court within the Venue Site.  Each Obligor hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum.  Each Obligor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions in this Agreement.  Nothing in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against any Obligor or with respect to any of its property in courts in other jurisdictions.  Any action or proceeding by any Obligor against Lender shall be brought only in a court located in the Venue Site.

20.           Invalid Provisions.  If any provision of the Loan Documents are held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of the Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

21.           Expenses.  Debtor shall pay all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with (a) the drafting and execution of the Loan Documents and the transactions contemplated therein, (b) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (c) any action in the enforcement of Lender’s rights upon the occurrence of an Event of Default.

22.           Participation of the Loans.  Debtor agrees that Lender may, at its option, sell interests in the Loans and its rights under this Agreement to a financial institution or institutions and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Debtor to each perspective purchaser subject to obtaining a confidentiality agreement with each prospective purchaser prior to disclosing Debtor’s confidential information.

23.   Control.  Each Debtor acknowledges, confirms and agrees to the terms and conditions of the foregoing Agreement and that the lien of Lender on the Collateral has been recorded on the books and records of such Debtor as of the date first written above.  Debtor hereby confirms and agrees that (a) each Debtor is the

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 23
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

registered owner of the Capital Stock set forth on Schedule 1(e)(ii), (b) such Debtor shall not change the registered owner of the Capital Stock without the prior written consent of Lender, and (iii) the Agreement constitutes a “control agreement” under the Code.  If such Debtor shall receive instructions originated by Lender relating to the Capital Stock, Debtor shall immediately comply with such instructions without further consent by any Debtor or any other Person.

24.           Conflicts.  Except as otherwise expressly provided in the Note, in the event any term or provision of this Agreement is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Agreement shall be controlling.

25.           Counterparts.  The Loan Documents may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

26.           Survival.  All representations and warranties made in the Loan Documents or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of the Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

27.           Waiver of Right to Trial by Jury.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THE LOAN DOCUMENTS.

28.           Patriot Act Notice.  Lender hereby notifies each Obligor that pursuant to the requirements of Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318  (the “Act”), that Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

29.           Notice of Final Agreement.  It is the intention of each Obligor and Lender that the following NOTICE OF FINAL AGREEMENT be incorporated by reference into each of the Loan Documents (as the same may be amended, modified or restated from time to time).  Each Obligor and Lender warrant and represent that the entire agreement made and existing by or among each Obligor and Lender with respect to the Loans is and shall be contained within the Loan Documents, and that no agreements or promises exist or shall exist by or among, any Obligor and Lender that are not reflected in the Loan Documents.

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 24
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.

AGREED as of the date first written above.

LENDER:	ADDRESS:

THERMO CREDIT, LLC	639 Loyola Ave., Suite 2565
New Orleans, LA 70113
By: /s/ JACK V. EUMONT, JR.
Name: Jack V. Eumont, Jr.
Title: Executive Vice President

With copies of notices to:	GARDERE WYNNE SEWELL LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201-4761
Attention: Steven S. Camp

DEBTOR:	ADDRESS:

UNITED ESYSTEMS, INC.	15431 O’Neal Road
Gulfport, MS 39503
By: /s/WALTER REID GREEN JR.
Name: Walter Reid Green Jr.
Title: Treasurer

NETCOM DATA SOUTHERN CORP.

By: /s/WALTER REID GREEN JR.
Name: Walter Reid Green Jr.
Title: Treasurer

NETCOM DATA CORP.

By: /s/WALTER REID GREEN JR.
Name: Walter Reid Green Jr.
Title: Treasurer

UNITED CHECK SERVICES, L.L.C.

By: /s/WALTER REID GREEN JR.
Name: Walter Reid Green Jr.
Title: Treasurer

Steven S. Camp
Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, TX  75201
214-999-4354

LOAN, PLEDGE AND SECURITY AGREEMENT - PAGE 25
THERMO CREDIT, LLC - UNITED ESYSTEMS, INC.